EXHIBIT 10.64

2022 ANNUAL PERFORMANCE PLAN

The Annual Performance Plan has been established to achieve the objectives of the Bank while rewarding employees commensurate with individual performance and their combined contribution to the success of the Bank.
It is expected that the program will:
1.Effectively motivate employees to contribute to corporate profitability.
2.Attract and retain a highly qualified workforce.
▪Eligibility
Participants of the Plan are full-time, part-time, and peak-time employees. Summer and temporary employees are excluded from participation.
New employees hired prior to October 1 will participate in the Plan immediately upon the date of hire. No one will be allowed to enter the Plan for the current plan year after October 1.
Employees who participate in the other major incentive plans of the Bank, including but not limited to, the Retail Banking Incentive Plan, Outside Mortgage Originator Commission Program, Mortgage Lending Support Staff Bonus Plan, Wealth Strategies Incentive Program and Wealth Management Incentive Plan are excluded from the Plan.
▪Target Incentive Payments
Each participant will have a target incentive payment which is based upon a percentage of regular earnings for the year. Target incentive levels are set based upon position.
The target incentive will be modified based upon actual corporate and individual performance using the following weightings:

Title/ Position	Corporate Performance	Individual Performance
CEO/COO	70%	30%
Vice Chairman, Senior EVPs, EVPs and SVPs	60%	40%
Director/Assistant Director of Internal Audit	0%	100%
Certain Consumer Lending Positions	40%	60%
All Other Employees	50%	50%
The allocation to corporate performance may be reduced for any employee deemed to be a ‘loan originator’ under Regulation Z in order to comply with the limit on profit-based compensation for these individuals.
▪Corporate Performance Component
Corporate performance will be assessed based on three financial measures - Net Income, Earnings Per Share (EPS), and Return On Equity (ROE). Each financial measure will receive equal weighting of one-third of the Corporate Performance Component.
Performance targets for each measure will be set in advance of each plan year by management and approved by the Compensation and Human Resources Committee of the Board of Directors. The actual payout for each of the financial measures will be measured separately and determined based on actual performance as follows:

Performance Against Plan	Payout as a Percent of Target
< 80%	0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150%

The Compensation and Human Resources Committee will have the flexibility to change this leverage table prospectively at the beginning of each year as necessary to ensure appropriate awards are made, as well as to adjust the weightings annually to best reflect the needs of the Corporation.
Performance results will be based on GAAP earnings consistent with publicly released results. The Compensation and Human Resources Committee will have the discretion to further modify goals or results (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. This would include, but is not limited, one-time acquisition-related expenses and impact of stock repurchases, if applicable, to the extent such impact was not a factor in setting the original goals.
Any payouts made to an executive officer under the Corporate Performance Component of this Plan are intended to be Performance-Based Awards granted under Section 12 of the Washington Trust Bancorp, Inc. 2013 Stock Option and Incentive Plan and are subject to the requirements of said Section 12.
▪Individual Performance Component
Individual performance will be determined based on job performance and achievement of personal objectives. Each year, managers will set performance expectations and objectives for each participant. At the end of the year, the manager will assess individual performance with consideration to both normal job duties as well as achievement of specific goals.
The manager will recommend a payment level of 0% to 150%, subject to the review of the appropriate senior manager, Human Resources, Executive Management (defined as the CEO and/or the COO) and/or Compensation and Human Resources Committee. The decision of these parties will be considered final. Any amounts not paid to a participant as a result of that participant not fully meeting individual goals or performance expectations may be reallocated to any employee who demonstrated extraordinary performance, at the recommendation of the appropriate senior manager, Human Resources, and Executive Management.
▪Administrative Details
▪The Board of Directors has delegated responsibility to the Compensation and Human Resources Committee for (a) establishing the annual terms of the Plan including target payout levels and the relationship of target payout levels to target profitability measures; and (b) authorizing payments, including the individual awards made to Executive Officers and senior management, and the aggregate awards made to all other employees.
▪The Compensation and Human Resources Committee shall rely on the independent directors of the Board to assess the performance of the CEO, and will consider this assessment in determining compensation for the CEO. The CEO will present an assessment of the performance of the COO and other Executive Officers and senior managers, and the Committee will consider this assessment in determining compensation for these employees. The Committee has delegated responsibility for determining performance for all other employees to the CEO, COO and appropriate members of management.

▪Payments under this Plan are subject to the provisions of the Washington Trust Bancorp, Inc. Incentive Compensation Clawback and Forfeiture Policy which, among other things, requires Executive Officers to reimburse the Corporation for any plan payment that would not have been earned if the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under Federal securities laws.
▪Regardless of the actual award levels determined by the plan parameters for both the Corporate and Individual Performance Components, Executive Management and the Compensation and Human Resources Committee reserve the right to modify any award upward or downward. The Compensation and Human Resources Committee may approve additional accruals to fund such adjustments and/or reallocate any amounts not otherwise paid to a participant. Any unpaid amounts will not be carried forward to the next year and there is no requirement to expend the entire bonus pool.
▪An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. Once the incentive award (if any) has been determined, the actual award to be paid may be modified at the recommendation of the senior manager, Human Resources, and Executive Management to reflect individual performance. The decision of these individuals will be considered final.
▪Incentive compensation will be paid as soon as practical after final results can be quantified. Participants must be active employees or retirees of The Washington Trust Company on December 31st of the Plan year in order to qualify for payment. Participants who terminate employment with the Bank (for reasons other than retirement) prior to December 31st of the Plan year will not be eligible to receive any payment from the Plan. Employees who retire from eligible status will be eligible for a pro-rated payment payable after final results can be quantified. All post-employment payments are at the discretion of Executive Management.
▪Plan earnings are based upon 26 biweekly pay periods. In the event that there are 27 biweekly pay periods during a calendar year, only the last 26 biweekly pay periods will be considered.
▪This is not a tax qualified plan, which means that all payments are subject to ordinary taxation. Individuals who are eligible to participate in The Washington Trust Company Nonqualified Deferred Compensation Plan may defer any or all of their Annual Performance Plan payment into that plan.
▪An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.
▪Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the Bank or limit, in any way, the right of the Bank to terminate at will.
▪A violation of Bank policy can result in loss of incentive compensation for both the employee and his/her manager, as well as loss of employment.
▪The Compensation and Human Resources Committee and the Board of Directors reserve the right to suspend, modify or terminate the plan at any time.